UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 27, 2012

AMSCAN HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	333-14107	13-3911462
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

80 Grasslands Road, Elmsford, New York		10523
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (914) 345-2020

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.01	Changes in Control of Registrant

On July 27, 2012, Party City Holdings Inc. (“Party City”) merged with and into PC Merger Sub, Inc. (“Merger Sub”) pursuant to the previously announced Agreement and Plan of Merger dated as of June 4, 2012 by and among Party City, Merger Sub, PC Topco Holdings, Inc. (“Holdings”) and the Stockholders’ Representatives party thereto. The merger was completed upon the filing of a Certificate of Merger with the Secretary of State of the State of Delaware. As a result of the merger, Party City is now controlled by Holdings, an affiliate of Thomas H. Lee Partners, L.P. Amscan Holdings, Inc. (“Amscan”) is a wholly-owned subsidiary of Party City.

The aggregate consideration paid in connection with the merger was approximately $2.69 billion, which consideration was funded by a combination of equity financing, the contribution of shares and/or reinvestment in Holdings by existing holders, and debt financing.

Item 8.01	Other Events

Early Tender Offer Results and Redemption of Notes

On July 27, 2012, Amscan issued a press release announcing the early tender results of the tender offer for its 8.75% Senior Subordinated Notes due 2014 and its plan to redeem all of its outstanding 8.75% Senior Subordinated Notes due 2014. The press release is attached as Exhibit 99.1 to this Form 8-K and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

99.1	Press Release issued on July 27, 2012.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMSCAN HOLDINGS, INC.

Date: July 27, 2012	By:	/s/ Michael A. Correale
Name: Michael A. Correale
Title: Chief Financial Officer